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                                                                    EXHIBIT 5.1

                            SMITH INTERNATIONAL, INC.
                               16740 Hardy Street
                                 P.O. Box 60068
                             Houston, Texas  77205



                                August 21, 1997


Smith International, Inc.
16740 Hardy Street
P.O. Box 60068
Houston, Texas  77205

         Re: Registration Statement on Form S-3; $150,000,000 aggregate principal amount of Senior Notes due 2007

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration of $150,000,000 aggregate principal amount of Senior Notes due 2007 (the "Securities") by Smith International, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), you have requested my opinion with respect to the matters set forth below.

         In my capacity as Senior Vice President and General Counsel of the Company in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I, or members of my staff, have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

         In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

         Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

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         Subject to the foregoing and the other matters set forth herein, it is my opinion that the Securities have been duly authorized by all necessary corporate action of the Company.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of Texas and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the applicability or effect of the laws of any other jurisdiction.

         I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Legal Matters."

                                        Very truly yours,

                                        /s/ NEAL S. SUTTON
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                                        Neal S. Sutton
                                        Senior Vice President - Administration,
                                        General Counsel and Secretary